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                                                                     EXHIBIT 5.2



                              [WALKERS LETTERHEAD]



                                                      Our Ref: GWP/dw/T183-10663

October 25, 2000



TRITON ENERGY CORPORATION
6688 North Central Expressway
Suite 1400
Dallas, Texas 75206-9926
U.S.A.

TRITON ENERGY LIMITED
Caledonian House, Mary Street
P.O. Box 1043
George Town
Grand Cayman
CAYMAN ISLANDS

Dear Sirs:

This opinion is delivered in connection with the Registration Statement on Form
S-4, File No. 333-[        ] (the "Registration Statement") filed under the
Securities Act of 1933, as amended (the "Act") by Triton Energy Limited, a Cayman Islands company ("TEL")(which Registration Statement relates to 8 7/8% Senior Notes due 2007 (the "Notes"), to be issued and sold by TEL from time to time for an aggregate issue price of US$300,000,000.

For the purposes of giving this opinion, we have examined the documents (the "Documents") listed in Schedule 1 hereto.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 hereto, which we have not independently verified.

We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date hereof. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the documents nor upon the commercial terms of the transactions contemplated by the documents.

Based upon the foregoing examinations and assumptions and upon such searches as we have
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conducted and having regard to legal considerations which we deem relevant, we are of the opinion that under the law of the Cayman Islands, the Notes, when (i) the Board of Directors of TEL or a committee thereof properly empowered (such Board of Directors or committee being hereinafter referred to as the "Board") has taken all necessary corporate action to approve the terms of the Notes and the issue of such Notes in accordance with the terms of the offering thereof and related matters, (ii) the Indenture has been validly executed and delivered by TEL to the trustee, and (iii) such Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and the applicable definitive purchase, underwriting or similar agreement approved by the TEL Board upon payment of the consideration therefor provided for therein, such Notes will be legally issued by TEL.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person without our prior written consent. This opinion is governed by and shall be construed in accordance with the laws of the Cayman Islands.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and all references to our name in the Registration Statement.


                                                               Yours faithfully,



                                                               /s/ Walkers
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[WALKERS LETTERHEAD]                                                      Page 3



                                   Schedule 1

1.      The Memorandum and Articles of Association of TEL;

2.      The Registration Statement;

3. the form of Indenture to be expected by TEL and the trustee named therein;

4.      such other documents as we have considered necessary for the purposes of rendering this opinion.
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                                                                          Page 4

                                   SCHEDULE 2

                                  ASSUMPTIONS

The opinions hereinbefore given are based upon the following assumptions:

1. There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by the execution or delivery of the Documents and that, in so far as any obligation expressed to be incurred under the Documents is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

2. All authorizations, approvals, consents, licences and exemptions required by and all filings and other requirements of each of the parties to the Documents outside the Cayman Islands to ensure the legality and validity of the Documents will be duly obtained, made or fulfilled and will remain in full force and effect and that any conditions to which they are subject will be satisfied.

3. None of the parties to the Documents is a person, political faction or body resident in or constituted under the laws of any country currently the subject of United Nations Sanctions ("Sanctions") extended to the Cayman Islands by the Order of Her Majesty in Council. At this date Sanctions currently extend to Libya, Iraq, Kuwait, Haiti, The Federal Republic of Yugoslavia, Sierra Leone, Liberia, Somalia, Rwanda, Serbia & Montenegro, Angola, The Uniao Nacional para a Independencia Total de Angola ("UNITA"), Afghanistan, Britrea or Ethiopia and the Taliban (an Afghan political faction which calls itself the Islamic Emirate of Afghanistan).